Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-133665) pertaining to the North Fork Bancorporation, Inc. 401(k) Retirement Savings Plan of our report dated July 3, 2007, with respect to the 2006 financial statements and schedule and with respect to disclosures related to 2005 resulting from the adoption of a new accounting principle as disclosed in Note 7 to the financial statements, included in this Annual Report (Form 11-K) for the year ended December 31, 2006.

McLean, Virginia

July 3, 2007

/s/ Ernst & Young